Exhibit 10.12
Health Care REIT, Inc.
Supplemental Executive Retirement Plan
(“SERP”)
Amended and Restated
January 1, 2009
December 2008

TABLE OF CONTENTS

Page

PREAMBLE	1

ARTICLE I
Definitions	2

ARTICLE II
Eligibility	5

ARTICLE III
Benefits	5

ARTICLE IV
Vesting	6

ARTICLE V
Distribution of Benefits	6

ARTICLE VI
Funding	9

ARTICLE VII
Plan Administration	10

ARTICLE VIII
Amendment and Termination	12

ARTICLE IX
General Provisions	13

ARTICLE X
409A Amounts and Grandfathered Amounts	14

Health Care REIT, Inc.
Supplemental Executive Retirement Plan
PREAMBLE
WHEREAS, Health Care REIT, Inc. (the “Employer”) desires to provide an enhanced retirement program for selected executives in order to deliver a specified portion of final pay, ensuring a competitive retirement income; and
WHEREAS, the Employee Retirement Income Security Act of 1974 (“ERISA”) requires that limits be set on the maximum contributions and benefits which may be made to or paid from a tax-qualified retirement plan on behalf of or to a Participant in such a plan; and
WHEREAS, the Employer 401(k) Profit Sharing Plan and the Health Care REIT, Inc. Money Purchase Pension Plan includes benefit limitations imposed by §415 and §401(a)(17) of the Internal Revenue Code; and
WHEREAS, Employer established this Health Care REIT, Inc. Supplemental Executive Retirement Plan (the “Plan”) effective January 1, 2001, so that selected executives as chosen by the Compensation Committee of the Board of Directors (the “Participants”) may accrue benefits that cannot be delivered under the qualified plans due to the limits placed on the benefit amounts by §§401(a)(17) and 415 and related sections of the Internal Revenue Code of 1986, as may be amended from time to time; and
WHEREAS, the Plan is intended to comply with all applicable law, including §409A of the Code and related Treasury guidance and Regulations, and shall be operated and interpreted in accordance with this intention; and
WHEREAS, §409A of the Code requires a number of technical changes to maintain the tax deferred benefits promised under the Plan; and
WHEREAS, the Employer desires to make certain other changes to the Plan consistent with its purposes.
NOW, THEREFORE, the Employer adopts this amendment and restatement of the Plan effective January 1, 2009 to comply with Code §409A for the purpose providing Participants with an opportunity to receive a retirement benefit which cannot be delivered under the qualified plan because of statutory limitations. Health Care REIT, Inc. promises to pay the benefits defined herein to each Participant, or on his or her behalf to his or her heirs, personal representatives or beneficiaries, subject to the terms and conditions specified hereinafter.

ARTICLE I — DEFINITIONS
1.01	“Actuarial Equivalent” means the present value of the Normal Retirement Benefit or Early Retirement Benefit calculated using a 7.5% interest rate and the 1983 Group Annuity Mortality Table (GAM) (male), or the present value of the projected value of Employer contributions to the Employee’s qualified retirement plan accounts using a 7.5% interest rate and the 1983 GAM table (50/50 Blended) to determine the Offset Amount.

1.02	“Aggregated Plans” means this Plan and any other like-type plan or arrangement of the Employer in which a Participant participates and as to which the Plan or Applicable Guidance requires the aggregation of all such nonqualified deferred compensation in applying Code §409A.

1.03	“Applicable Guidance” means as the context requires Code §§83, 409A, Treas. Reg. §1.83, Treas. Reg. §1.409A-1 through -6, or other written Treasury or IRS guidance regarding or affecting Code §§83 or 409A, including, as applicable, any Code §409A guidance in effect prior to January 1, 2009.

1.04	“Average Compensation” means the average of the three highest Plan Years of salary and bonus compensation considering all Plan Years completed prior to the date of retirement.

1.05	“Beneficiary” means any person(s) designated in writing by a Participant (on the form provided and maintained by the Employer) to receive payment under the Plan in the event of the Participant’s death. In the event the Participant is married at the time of death and has designated no other beneficiary (or if the designated beneficiary has predeceased the Participant), Beneficiary shall mean the participant’s spouse. In the event the Participant is not married at death and has designated no beneficiary (or if the designated beneficiary has predeceased the Participant), Beneficiary shall mean the Participant’s estate.

1.06	“Board of Directors” means the Board of Directors of Health Care REIT, Inc.

1.07	“Change in Control” means
(a)	The acquisition in one or more transactions of more than twenty percent (20%) of the Corporation’s outstanding Common Stock (or the equivalent in voting power of any class or classes of securities of the Corporation entitled to vote in elections of directors) by any corporation, or other person or group (within the meaning of § 14(d)(3) of the Securities Exchange Act of 1934, as amended); or

(b)	Any transfer or sale of substantially all of the assets of the Corporation, or any merger or consolidation of the Corporation into or with another corporation in which the Corporation is not the surviving entity, or any merger of consolidation of the Corporation into or with another corporation in which the Corporation is the surviving entity and, in connection with such merger or consolidation, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for other stock or securities of the Corporation or any other person, or cash, or any other property; or

(c)	Any election of persons to the Compensation Committee of the Board of Directors which causes a majority of the Compensation Committee of the Board of Directors to consist of persons other than “Continuing Directors.” For this purpose, those persons who were members of the Compensation Committee of the Board of Directors on May 1, 1995, shall be “Continuing Directors.” Any person who is nominated for election as a member of the Board after May 1, 1995, shall also be considered a “Continuing Director” for this purpose if, and only if, his or her nomination for election to the Compensation Committee of the Board of Directors is approved or recommended by a majority of the members of the Board (or the relevant Nominating Committee) and at least five (5) members of the Board are themselves Continuing Directors at the time of such nomination; or

(d)	Any person, or group of persons, announces a tender offer for at least twenty percent (20%) of the Corporation’s Common Stock.
1.08	“Code” means the Internal Revenue Code of 1986, as amended.

1.09	“Compensation” means a Participant’s salary and bonus compensation paid during a Plan Year.

1.10	“Compensation Committee” means the Compensation Committee appointed by the Board of Directors to act on behalf of Health Care REIT, Inc.

1.11	“Early Retirement” means the Separation From Service with the Employer prior to Normal Retirement Age.

1.12	“Early Retirement Benefit” means the reduced monthly benefit a Participant is entitled to receive as determined under Section 3.02 payable at Early Retirement.

1.13	“Effective Date” of the Plan is January 1, 2001. The Effective Date of this amendment and restatement is January 1, 2009.

1.14	“Eligible Employee” means any Employee who is (or was) among a select group of management or highly compensated employees of the Employer and is approved for participation by the Compensation Committee of the Board of Directors.

1.15	“Employee” means any individual employed by the Employer.

1.16	“Employer” means Health Care REIT, Inc. Such term includes all corporations which comprise a “controlled group of corporations” as defined in § 414(b) of the Code, of which Health Care REIT, Inc. is a member.

1.17	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.18	“Former Employee” means any individual formerly employed by the Employer.

1.19	“409A Change in Control” means a change: (i) in the ownership of the Employer; (ii) in the effective control of the Employer or (iii) in the ownership of a substantial portion of the assets of the Employer, within the meaning of Treas. Reg. §1.409A-3(i)(5) or in Applicable Guidance.

1.20	“Lump Sum” means a single sum payment equal to the Actuarial Equivalent of the monthly Normal or Early Retirement Benefit as provided in Section 3.02.

1.21	“Normal Retirement” means a Participant’s Separation From Service with Employer on or after his or her Normal Retirement Age.

1.22	“Normal Retirement Age” means age 65.

1.23	“Normal Retirement Benefit” means the monthly benefit a Participant is entitled to receive as determined under Section 3.02 payable at Normal Retirement Age.

1.24	“Offset Amount” means the Actuarial Equivalent of the projected value of Employer contributions delivered through the Profit Sharing and Money Purchase Pension Plans at Normal Retirement Age expressed as a monthly benefit payable for life. The projected value of Employer contributions shall be determined using all contributions made on behalf of the Participant for

Plan Years completed prior to the date of Retirement and a 7.5% earnings rate compounded annually.

1.25	“Participant” means an Eligible Employee who, by reason of his or her responsibilities with the Employer, is selected by the Compensation Committee to participate in the Plan.

1.26	“Plan” means the Health Care REIT, Inc. Supplemental Executive Retirement Plan, as amended from time to time, the Trust, if any, and all notices, forms, elections, and other written documentation to which the Plan refers.

1.27	“Plan Year” means the period beginning on the first day of January and ending on the last day in December within the calendar year.

1.28	“Separation From Service” means Employee’s termination of employment with Employer whether on account of death, retirement or otherwise.
(a)	Insignificant or Significant Service/Presumptions. The Employer will determine whether an Employee has terminated employment (and incurred a Separation from Service) based on the facts and circumstances as described in Treas. Reg. §1.409A-1(h)(1)(ii). An Employee incurs a Separation from Service if the parties reasonably anticipate, based on the facts and circumstances, the Employee will not perform any additional services after a certain date or that the level of bona fide services (whether performed as an Employee or as a Contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether performed as an Employee or as a Contractor) over the immediately preceding 36-month period (or, if less, the period the employee has rendered service to the Employer) (“average prior service”). An Employee is presumed to have incurred a Separation from Service if the Employee’s service level decreases to 20% or less than the average prior service and an Employee is presumed to not have incurred a Separation from Service if the Employee’s service level continues at a rate which is 50% or more of the average prior service. No presumption applies where the Employee’s service level is more than 20% and less than 50% of the average prior service.

(b)	Effect of Leave. An Employee does not incur a Separation from Service if the Employee is on military leave, sick leave, or other bona fide leave of absence if such leave does not exceed a period of 6 months, or if longer, the period for which a statute or contract provides the Employee with the right to reemployment with the Employer. If a Participant’s leave exceeds 6 months but the Participant is not entitled to reemployment under a statute or contract, the Participant incurs a Separation from Service on the next day following the expiration of 6 months. A leave of absence constitutes a bona fide leave of absence for this Section only if there is a reasonable expectation that the Employee will return to perform services for the Employer. Where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 6 months, and where the Participant cannot perform his/her duties or the duties of any substantially similar position, in determining when a Separation from Service occurs, the above 6 month period is 29 months unless the Employer or the Employee terminate the leave sooner. For purposes of determining average prior service under Section 1.28(a) during a paid leave of absence which is not a Separation From Service, the Employee is treated as rendering bona fide services at a level that would have been required to earn the amount paid during the leave. If the leave of absence is unpaid, the leave period is disregarded in determining average prior service.

(c)	“Employer” for Purposes of Separation Rules. The “Employer” for purposes of applying this Section (determining Separation from Service under the Plan) means Employer as defined under Section 1.16 but by applying 50% in lieu of 80% in applying Code §§414(b) and (c).
1.29	“Specified Employee” means a Participant who is a key employee as described in Code §416(i), disregarding paragraph (5) thereof. However, a Participant is not a Specified Employee unless any stock of the Employer is publicly traded on an established securities market or otherwise. If a Participant is a key employee at any time during the 12 months ending on December 31 (the “identification date”), the Participant is a Specified Employee for the 12 month period commencing on the April 1 following the identification date. The Employer, in determining whether this Section and all related Plan provisions apply, will determine whether the Employer has any publicly traded stock as of the date of a Participant’s Separation from Service. In the case of a spin-off or merger, or in the case of nonresident alien Employees, the Employer will apply the Specified Employee provisions of the Plan in accordance with Treas. Reg. §1.409A-1(i) and other Applicable Guidance.

1.30	“SERP Benefit” means an annual lifetime benefit equal to 35% of the Participant’s Average Compensation payable at Normal Retirement Age.

1.31	“Trust” means the trust described in Section 6.01 of the Plan.
ARTICLE II — ELIGIBILITY
2.01	Eligibility

Any Eligible Employee of Employer who is selected and approved by the Compensation Committee of the Board of Directors shall be eligible to participate in the Plan.

2.02	Time of Participation

Once selected, the Eligible Employee will become a Participant and begin accruing benefits at the time specified by the Compensation Committee.
ARTICLE III — BENEFITS
3.01	Benefits — In General

All Participants and Beneficiaries selected by the Compensation Committee pursuant to Article II and whose benefits under the Employer’s qualified plans are limited, directly or indirectly, by §401(a)(17) and §415, and related sections of the Code, shall be eligible to receive benefits pursuant to the Plan. In no event shall a Participant or Beneficiary who is not entitled to benefits under the qualified plans be eligible for, or receive, benefits from this Plan.

3.02	SERP Benefits
(a)	Normal Retirement Benefit. Upon Normal Retirement, a Participant shall be entitled to a monthly benefit equal to his SERP Benefit less the Offset Amount.

(b)	Early Retirement Benefit. Upon Early Retirement, a Participant shall be entitled to a monthly benefit equal to his SERP Benefit, reduced by the proration for length of participation, less the Offset Amount, further reduced by an early retirement reduction factor of 1/2 of 1% for each month prior to Normal Retirement Age.

The proration for length of participation is the number of completed years of participation (including fractional years) in the Plan divided by the total number of years (not including fractional years) from the date of participation to Normal Retirement Age, not-to-exceed 15 years.

(c)	Change in Control Benefit. Upon a Participant’s Separation From Service with Employer, either voluntarily or involuntarily for any reason, following a Change in Control, the Participant’s benefit shall be calculated as follows:
(i)	Change in Control Benefit for CEO. The CEO shall be entitled to receive his Normal Retirement Benefit unreduced for length of participation or the early retirement reduction.

(ii)	Change in Control Benefit for Other Participants. The Participant shall be entitled to receive his Early Retirement Benefit as of the date of Separation From Service calculated by adding an additional five (5) years of participation (up to but not beyond age 65) to the length of the participation proration with no early retirement reduction.
ARTICLE IV — VESTING
4.01	Vesting — In General

A Participant shall have a nonforfeitable interest in all benefits payable under the Plan.
ARTICLE V — DISTRIBUTION OF BENEFITS
5.01	Distribution Events

The retirement benefit payable under Section 3.02 shall be paid following the Participant’s Separation from Service. Payment will commence at the time and payment will be made in the form and method specified under Sections 5.02, 5.03, and 5.04 as the Plan permits.

5.02	Form, Timing, and Method

At the time of enrollment into the Plan a Participant may make an election on the form provided by the Compensation Committee as to the form and the period over which the retirement benefit payable under Section 3.02 will be paid. Optional forms of payment permitted are as follows:
(a)	Lump Sum. A Lump Sum payment commencing on the first day of the month following the Participant’s Early or Normal Retirement, or

(b)	Installments. A series of equal monthly or annual payments, commencing on the first day of the month following the Participant’s Early or Normal Retirement and paid over a period certain not to exceed fifteen (15) years, equal to the Actuarial Equivalent of the monthly Normal or Early Retirement Benefit as provided in Section 3.2

(c)	Default Payment Election. In the event no election is made, or if the election is invalid, the Participant’s Normal or Early Retirement benefit shall be paid to the Participant in a Lump Sum commencing on the first day of the month following the Participant’s Early or Normal Retirement.

(d)	Payment to Specified Employees. Notwithstanding anything to the contrary in the Plan or any Employee payment election, the Plan may not make payment of any benefit, based on Separation from Service to a Participant who, on the date of Separation from Service is a Specified Employee, earlier than 6 months following Separation from Service (or if earlier, upon the Specified Employee’s death), except as permitted under this Section 5.02(d). The value of the Participant’s delayed benefit shall be adjusted for interest assuming the Participant’s benefit had commenced on the first day of the month following his or her Early or Normal Retirement. An interest rate of 7.5% shall be used to determine these values. This limitation shall only apply if the stock of the Employer is traded on an established securities market.
5.03	Death Benefits Option

Notwithstanding the above, in the event of the death of the Participant, the following death benefits shall apply:
(a)	If the Participant had retired and was either receiving Plan benefits in installment payments under Section 5.02(b), or was waiting for the Plan benefits in installments to begin, then the designated Beneficiary shall receive the present value of the balance of the installments, plus interest in a cash Lump Sum payment commencing on the first day of the month following the Participant’s date of death, or as soon as possible thereafter. An interest rate of 7.5% shall be used to determine these values.

(b)	If the Participant was either currently employed or had Separated From Service, but his benefit had not yet commenced, then the designated Beneficiary shall receive the present value of the Plan benefits (assuming the Participant had retired on the date of his death), plus interest, in a cash Lump Sum payment commencing on the first day of the month following the Participant’s date of death. An interest rate of 7.5% shall be used to determine these values.

(c)	If the Participant had retired and was already paid a Plan benefit in a Lump Sum pursuant to Section 5.02(a), then the designated Beneficiary is not entitled to any additional benefit under the Plan.
5.04	Change in Control

The Change in Control retirement benefit payable under Section 3.02(a) and (b) shall be paid to the Participant in a cash Lump Sum, commencing on the first day of the month following the Participant’s Separation From Service, subject to the limitations of Section 5.02(d).

5.05	Permissible Accelerations

Notwithstanding Sections 5.01 through 5.04, the Employer, in its sole discretion and without any Participant discretion or election, operationally may elect accelerations of the time or schedule of payment from the Plan in any or all of the circumstances described in Treas. Reg. §1.409A -3(j)(4)(ii) through (xiv). Such circumstances include, but are not limited to (i) a payment to an individual other than the Participant required under a domestic relations order under Code §414(p)(1)(B); (ii) as it relates to the deferred compensation, a payment to pay the FICA tax under Code §§3101, 3121(a) and 3121(v)(2) and to pay income taxes at source on wages under Code §3401 or under corresponding provisions of state, local or foreign tax laws related to payment of the FICA and to pay additional income tax at source on wages attributable to pyramiding Section §3401 wages and taxes, but the total of all such payments may not exceed the aggregate of the FICA amount and the income tax withholding related to the FICA amount; (iii) a payment to any affected Participant at any time that the Plan fails to meet the requirements of Code §409A and the regulations thereunder, provided that such payment may not exceed the amount required to be included in income as a result of such failure; (iv) payment upon Plan termination in accordance with Section 8.02 or other Applicable Guidance.

5.06	Tax Withholding

With respect to any benefit payments under the Plan and from any amount taxable under Code §409A, Employer shall deduct all appropriate income tax withholdings including Notice 2005-1, Notice 2006-79, Notice 2008-115 and other Applicable Guidance; however, the Participant will be solely liable for any and all income taxes applicable on such benefit payments.

The benefits which accrue under the Plan are subject to FICA taxes (which include the Old-Age, Survivors and Disability Insurance tax and/or Medicare tax, as the case may be) which may become due before the benefits are actually paid as provided under Code § 3121(v)(2) and related IRS regulations.

To ensure proper compliance with these regulations, Employer will calculate the amount of FICA tax when it becomes due and notify the Participant of the amount of his or her share of such tax. Employer will remit the entire tax to the IRS and arrange for the collection of the Participant’s share of the tax from the Participant. The Participant will be solely liable for his or her share of FICA taxes on benefits accrued under the Plan.

With respect to any benefit payments under the Plan resulting from a Change in Control, Employer shall pay without reimbursement from the Employee, all appropriate golden parachute excise tax withholdings and will be solely liable for any and all excise taxes applicable on such benefit payments. Any such payment shall be paid or reimbursed to the Employee by the end of the calendar year next following the calendar year in which the Employee remits, or is required to remit, such excise tax.

5.07	Beneficiary Designation

A Participant may designate a Beneficiary (including one or more primary and contingent Beneficiaries) to receive payment of any balance remaining at death. The Employer will provide each Participant with a form for this purpose and no designation will be effective unless made on that form and delivered to the Employer. A Participant may modify or revoke an existing designation of Beneficiary by executing and delivering a new designation to the Employer. In the absence of a properly designated Beneficiary, the Employer will pay a deceased Participant’s benefit to the Participant’s surviving spouse and if none, to the Participant’s estate. If a Beneficiary is a minor or otherwise is a person whom the Employer reasonably determines to be legally incompetent, the Employer may cause the Plan or Trust to pay the Participant’s benefit to a guardian, trustee or other proper legal representative of the Beneficiary. The Plan’s or Trust’s payment of the deceased Participant’s benefit to the Beneficiary or proper legal representative of the Beneficiary completely discharges the Employer, the Plan and Trust of all further obligations under the Plan.

5.08	Payments Treated as Made on Payment Date
(a)	Certain Late Payments. The Plan’s payment of benefits under Sections 5.01 through 5.04 will be deemed made on the Plan required payment date or payment election required payment date even if the Plan makes payment after such date, provided the payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date provided that the Participant is not able, directly or indirectly, to designate the calendar year of payment; (iii) in case the Employer cannot calculate the payment amount on account of administrative impracticality which is beyond the Participant’s control (or the control of the Participant’s Beneficiary), in the first calendar year of the Participant in which payment is practicable; (iv) in case the making of the payment on the specified date would jeopardize the Employer’s ability to continue as a going concern, in the first calendar year of the Participant in which the payment would not have such effect. The Employer may cause the Plan or Trust, if any, to pay a Participant’s retirement benefit under

Sections 5.01 through 5.04 on any date which satisfies this Section 5.08 and that is administratively practicable following any Plan specified payment date or the date specified in any valid payment election.

(b)	Disputed Payments. In the event of a dispute between the Employer and a Participant as to whether Deferred Compensation is payable to the Participant or as to the amount thereof, or any other failure to pay, payment is treated as paid on the designated payment date if such payment is made in accordance with Treas. Reg. §1.409A-3(g).

(c)	Early Payments. The Employer also may cause the Plan or trustee to pay on a date no earlier than 30 days before the specified payment date provided the Participant is not able, directly or indirectly, to designate the calendar year of the payment. Such “early” payments are not an accelerated payment under Applicable Guidance.
5.09	Other

Notwithstanding any other provisions of the Plan, if any amounts held in trust are found, due to the creation or operation of trust, in a final decision by a court of competent jurisdiction, or under a “determination” by the Internal Revenue Service in a closing agreement in audit or a final refund disposition (within the meaning of § 1313(a) of Internal Revenue Code of 1986, as amended), to have been includable in the gross income of a Participant or Beneficiary prior to payment of such amounts from Trust, the trustee for the Trust shall, as soon as practicable, pay to such Participant or Beneficiary an amount equal to the amount determined to have been includable in gross income in such determination, and shall accordingly reduce the Participant’s or Beneficiary’s future benefits payable under the Plan by an equal amount. The trustee shall not make any distribution to a Participant or Beneficiary pursuant to this paragraph 5.09 unless it has received a copy of the written determination described above together with any legal opinion which it may request as to the applicability thereof.

5.10	409A Transition Election.

Notwithstanding anything in the Plan to the contrary, any Participant prior to December 31, 2008, may elect to make an initial payment election relating to the form of payment pursuant to Section 5.02. Such election is intended to comply with Applicable Guidance and (1) shall be made no later than December 31, 2008, (2) may not be made for amounts otherwise payable during the year of the election or provide for payment in such year, and (3) once made shall be irrevocable except as permitted by Applicable Guidance. Any transition election made under this Section shall be treated as an initial payment election under Section 5.02.
ARTICLE VI — FUNDING
6.01	Unfunded Plan/Trust

The Employer intends this Plan to be an unfunded plan that is wholly or partially exempt under ERISA. No Participant, Beneficiary or successor thereto has any legal or equitable right, interest or claim to any property or assets of the Employer, including assets under the Plan except as the Plan otherwise permits. The Employer’s obligation to pay Plan benefits is an unsecured promise to pay. The Employer may establish a trust or other arrangement as Applicable Guidance may prescribe in respect of its obligations under this Plan. If the Employer elects to create the trust, the applicable provisions of the Plan continue to apply, including those of this Section 6.01. The trustee will pay Plan benefits in accordance with the Plan terms or upon the Employer’s direction consistent with Plan terms. Unless the Employer establishes the trust: (i) the Employer may elect to make notional contributions in lieu of actual contributions to the Plan; and (ii) the Employer may elect not to invest any actual Plan contributions. If the Employer elects to invest any actual

Plan contributions, such investments may be held for the Employer’s benefit in providing for the Employer’s obligations under the Plan or for such other purposes as the Employer may determine. Any assets held in the Plan remain subject to claims of the Employer’s general creditors and no Participant’s or Beneficiary’s claim to Plan assets has any priority over any general unsecured creditor of the Employer.

6.02	Restriction on Trust Assets.

If the Employer establishes, directly or indirectly a trust (or any other arrangement Applicable Guidance may describe), the trust and the trust assets must be and must remain located within the United States, except with respect to a Participant who performs outside the United States substantially all services giving rise to the Plan benefits. The trust may not contain any provision limiting the trust assets to the payment of Plan benefits upon an adverse change in the Employer’s financial condition as described in Applicable Guidance, even if the assets remain subject to claims of the Employer’s general creditors. For this purpose, the Employer, upon an adverse change in the Employer’s finacial condition as described in Applicable Guidance, may not transfer assets to the trust. The Employer (and any member of a controlled group which includes the Employer) during the “restricted period”, as defined in Code §409(b)(3)(B), also may not transfer assets to the trust and the trust may not be restricted to payment of Plan benefits, to the extent that such transfer or restriction would violate the at-risk limitation of Code §409A(b)(3). Any trust the Employer establishes under this Plan shall be further subject to Applicable Guidance, compliance with which is necessary to avoid the transfer of assets to the trust being treated as a transfer of property under Code § 83.

6.03	Change in Control

Subject to the limitation of Section 6.02, in the event of a Change in Control, Employer shall establish a trust, and make contributions to the Trust within 30 days of the date of the Change in Control and annually thereafter within 90 days after the end of each Plan Year, such that the fair value of the assets in the Trust are sufficient to fund the present value of all future payments under the Plan accrued at the end of the Plan Year and calculated pursuant to the assumptions set forth in Section 1.01. Any assets set aside in the Trust shall not be deemed to be the property of the Participant and shall be subject to claims of the creditors of Employer No Participant or Beneficiary shall have any claim against, right to, or security or other interest in, any fund, account or asset of Employer from which any payment under the Plan may be made.
ARTICLE VII — PLAN ADMINISTRATION
7.01	General Duty

The Plan shall be administered by the Compensation Committee. Members of the Compensation Committee shall be appointed by the Board of Directors and shall serve in such capacity until resignation or removal by the Board of Directors. It shall be the principal duty of the Compensation Committee to determine that the provisions of the Plan are carried out in accordance with its terms.

7.02	Compensation Committee’s General Powers, Rights and Duties

The Compensation Committee shall have full power to administer the Plan in all of its details, subject to the applicable requirements of law. For this purpose, the Compensation Committee has the powers, rights and duties specifically stated in the Plan, including, but not limited to, the following powers, rights and duties:
(a)	to determine all questions arising under the Plan, including the power to determine the rights or eligibility of Employees or Participants and any other persons, and the amounts of their benefits under the Plan, to interpret the Plan, and to remedy ambiguities, inconsistencies or omissions;

(b)	to adopt such rules of procedure and regulations, including the establishment of any claims procedure that may be required by law, or as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan;

(c)	to direct payments or distributions in accordance with the provisions of the Plan;

(d)	to develop such information as may be required by it for tax or other purposes as respects the Plan; and

(e)	to employ agents, attorneys, accountants or other persons (who also may be employed by Employer), and allocate or delegate to them such powers, rights and duties as the Compensation Committee may consider necessary or advisable to properly carry out the administration of the Plan.
The Compensation Committee’s decision in any matter involving the interpretation and application of the Plan shall be final and binding. In the event the Compensation Committee is deciding any issue under the Plan which could affect the form or timing of the payment of deferred compensation under the Plan to a Participant who is a member of the Compensation Committee, then such member shall not vote or otherwise decide on such issue. All questions or interpretations shall be governed by the local laws of the state of Ohio unless specifically pre-empted by ERISA.

7.03	Indemnification of Administrator

Employer agrees to indemnify and to defend to the fullest extent permitted by law any Employee serving as a delegate or agent of the Compensation Committee (including any Employee or former Employee who is serving or formerly served as a delegate or agent of the Compensation Committee) against all liabilities, damages, costs and expenses (including attorney’s fees and amounts paid in settlement of any claims approved by Employer) occasioned by any act or omission to act in connection with the Plan, if such act or omission is or was in good faith.

7.04	ERISA Claims and Procedure

Any person claiming a benefit under the Plan shall present the request to the Compensation Committee in writing, which shall respond in writing as soon as may be feasible. If the claim is denied, the Compensation Committee’s written notice of the denial shall state the reasons for the denial, with specific references to the relevant provisions of the Plan, a description of any additional information necessary, and an explanation of the review procedures available. Any person whose claim for benefits is denied may request review by written notice to the Compensation Committee. The Compensation Committee may, but shall not be required to grant the claimant a hearing. The decision on review shall be made by the Compensation Committee within 60 days, and the Compensation Committee shall provide a written report on its decision, stating the reasons and the relevant provisions of the Plan. The Compensation Committee’s decisions on review shall be final and shall bind all parties concerned.

7.05	No Fiduciary Relationship

Nothing in the Plan document and no action taken pursuant to the provisions hereof shall be deemed to create a fiduciary relationship between any Employee, Participant or Beneficiary, any member of the Compensation Committee or any shareholder of Employer Neither the Compensation Committee, its members nor Employer shall have any liability for actions or omissions in the interpretation or administration of the Plan, unless those actions or omissions constitute willful wrongful acts or the absence of good faith.
ARTICLE VIII — AMENDMENT AND TERMINATION
8.01	Amendment

The Employer reserves the right to amend the Plan at any time to comply with Code §409A, Treas. Reg. §1.409A and other Applicable Guidance or for any other purpose, provided that such amendment will not result in taxation to any Participant under Code §409A. Except as the Plan and Applicable Guidance otherwise may require, the Employer may make any such amendments effective immediately.

8.02	Termination

The Employer may terminate, but is not required to terminate, the Plan and distribute benefits under the following circumstances:
(a)	Dissolution/Bankruptcy. The Employer may terminate and liquidate the Plan within 12 months following a dissolution of a corporate Employer taxable under Code §331 or with approval of a Bankruptcy court under 11 U.S.C. §503(b)(1)(A), provided that the balance is paid to the Participants and is included in the Participants’ gross income in the latest calendar year: (i) in which the Plan termination and liquidation occurs; (ii) in which the amounts no longer are subject to a Substantial Risk of Forfeiture within the meaning specified in Treas. Reg. §1.409A-1(d)(3) and Applicable Guidance; or (iii) in which the payment is administratively practicable.

(b)	409A Change in Control. The Employer may terminate and liquidate the Plan by irrevocable action taken within the 30 days preceding or the 12 months following a 409A Change in Control provided the Employer distributes all Plan account balances (and must distribute the accounts under any Aggregated Plans which plan the Employer also must terminate and liquidate as to each Participant who has experienced the 409A Change in Control) within 12 months following the Employer’s irrevocable action to terminate and liquidate the Plan.

(c)	Other. The Employer may terminate the Plan for any other reason in the Employer’s discretion provided that: (i) the termination and liquidation does not occur proximate to a downturn in the Employer’s financial health; (ii) the Employer also terminates all Aggregated Plans in which any Participant also is a participant; (iii) the Plan makes no payments in the 12 months following the date of the Employer’s irrevocable action to terminate and liquidate the Plan other than payments the Plan would have made irrespective of Plan termination; (iv) the Plan makes all payments within 24 months following the date of the Employer’s irrevocable action to terminate and liquidate the Plan; and (v) the Employer within 3 years following the date of the Employer’s irrevocable action to terminate and liquidate the Plan does not adopt a new plan covering any Participant that would be an Aggregated Plan.

(d)	Applicable Guidance. The Employer may terminate the Plan under such other circumstances as Applicable Guidance may permit.
8.03	Cessation of Future Benefit Accrual

The Employer may elect at any time to amend the Plan to cease future benefit accruals as of a specified date. In such event, the Plan remains in effect (except those provisions permitting the frozen benefit accrual type) until all benefits are paid in accordance with the Plan terms, or, if earlier, upon the Employer’s termination of the Plan.
ARTICLE IX — GENERAL PROVISIONS
9.01	Employment Rights

The Plan does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employ of Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

9.02	Interests Not Transferable

Except as may be required by law, including the income and employment tax withholding provisions of the Code, or of an applicable state’s income tax act, the interests of Participants and their Beneficiaries under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered.

Nothing herein shall be deemed to grant to any Employee, Participant or Beneficiary any ownership or equity interest in Employer or any right or option to acquire any such interest. Any rights created under the Plan shall be unsecured contractual rights of Participants and their Beneficiaries.

9.03	Facility of Payment

When a Participant entitled to benefits under the Plan is under a legal disability, or, in the Compensation Committee’s opinion, is in any way incapacitated so as to be unable to manage his financial affairs, the Compensation Committee may direct that the benefits to which such Participant otherwise would be entitled shall be made to such Participant’s legal representative, or to such other person or persons as the Compensation Committee may direct the application of such benefits for the benefit of such Participant. Any payment made in accordance with the provisions of this Section shall be a full and complete discharge of any liability for such payment.

9.04	Gender and Number

Where the context permits, words denoting the masculine gender shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

9.05	Controlling State Law

To the extent not superseded by the laws of the United States, the laws of the state of Ohio shall be controlling in all matters relating to the Plan.

9.06	Severability

In case any provisions of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth in the Plan.

9.07	Statutory References

All references to the Code and ERISA include reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

9.08	Headings

Section headings and titles are for reference only. In the event of a conflict between a title and the content of a section, the content of the section shall control.

9.09	Action by Employer

Any action to be performed by Employer under the Plan shall be by resolution of its Compensation Committee, by a duly authorized committee of its Compensation Committee, or by a person or persons authorized by resolution of its Compensation Committee or by resolution of such committee.

9.10	Reporting

The Employer will report Deferred Compensation as defined in Applicable Guidance for Employee Participants on Form W-2 for and on Form 1099-MISC for contractor Participants in accordance with Applicable Guidance.

9.11	Incorporation of Applicable Guidance

In the event of Applicable Guidance that is contrary to any Plan provision, the Employer, as of the effective date of the Applicable Guidance, will operate the Plan in conformance therewith and will disregard any inconsistent Plan provision. Any such Applicable Guidance is deemed to be incorporated by reference into the Plan and to supersede any contrary Plan provision during any period in which the Employer is permitted to comply operationally with the Applicable Guidance and before a formal Plan amendment is required.
ARTICLE X — 409A AMOUNTS AND GRANDFATHERED AMOUNTS
10.01	The Employer is amending and restating this Plan to comply with the provisions of Code §409A with respect to all deferred compensation under this Plan and does not intend to grandfather under prior law any deferred compensation which vested on or before December 31, 2004. Accordingly, all deferred compensation shall be subject to the provisions of Code §409A and there shall be no grandfathered benefits as defined in Applicable Guidance.

Executed this 29th day of December, 2008.

HEALTH CARE REIT, INC.

	By:	/s/ Jeffrey H. Miller
/s/ Erin C. Ibele Witness		Jeffrey H. Miller, Executive Vice President and General Counsel